Exhibit 99.1

SemGroup Corporation Reports First Quarter 2014 Results
First Quarter Adjusted EBITDA Increased 16% Over Previous Quarter
Dividend Increase of 9% Over Fourth Quarter 2013

Tulsa, OK - May 8, 2014 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months ended March 31, 2014.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $67.3 million for the first quarter 2014, compared to $57.8 million for the fourth quarter 2013 and $35.5 million for the first quarter 2013, an increase of approximately 16% and 90%, respectively. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

"I am very pleased with the strong start to the year as evidenced by the 16% increase in Adjusted EBITDA," said Carlin Conner, president and chief executive officer of SemGroup. "During the quarter we completed several strategic projects that are beginning to contribute to our financial growth, including the Glass Mountain Pipeline and our Rose Valley gas processing plant in Oklahoma. SemGroup remains focused on growing our business and I am very excited to be part of the team."

First Quarter 2014 Adjusted EBITDA Highlights
Compared to the Fourth Quarter 2013

•	Crude increased $4.1 million
– $3.8 million increase related to higher pipeline and trucking volumes
– $2.6 million decrease in operating and G&A expenses
– $2.6 million decrease in White Cliffs Pipeline due to a decrease in volumes

•	SemCAMS increased $2.1 million
– $1.6 million capital fee revenue increase primarily related to new well tie-ins and lower downtime
– $1.2 million increase due to non-recurring items

•	SemLogistics increased $1.2 million
– Largely related to new gasoline storage contracts and increased storage rates

SemGroup reported revenues for first quarter 2014 of $498.9 million with net income attributable to SemGroup of $13.6 million, or $0.29 per diluted share, compared to revenues of $457.3 million with a net income attributable to SemGroup of $3.3 million, or $0.08 per diluted share, for the fourth quarter 2013. For the first quarter 2013, revenues totaled $287.7 million with net income attributable to SemGroup of $43.4 million, or $1.03 per diluted share.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.24 per share, resulting in an annualized distribution of $0.96 per share. This represents a 9% increase from the previous quarterly dividend of $0.22 and a 26% increase over our initial dividend one year ago. The dividend will be paid on May 29, 2014 to all common shareholders of record on May 19, 2014.

2014 Guidance
SemGroup reaffirms 2014 consolidated Adjusted EBITDA of $245 million to $265 million, an increase of approximately 35% over 2013 results of $189 million. The company is on track to spend $415 million in capital investments in 2014, with more than 85% allocated to growth projects.

Exhibit 99.1

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, May 9, 2014, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 27070053. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The first quarter 2014 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.
Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.
Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and

Exhibit 99.1

uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the factors discussed above; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets	$566,708	$534,014
Property, plant and equipment, net	1,137,540	1,105,728
Goodwill and other intangible assets	233,724	236,859
Equity method investments	593,538	565,124
Other noncurrent assets, net	29,884	28,889
Total assets	$2,561,394	$2,470,614
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$38	$37
Other current liabilities	520,696	499,177
Total current liabilities	520,734	499,214
Long-term debt, excluding current portion	672,578	615,088
Other noncurrent liabilities	149,823	142,449
Total liabilities	1,343,135	1,256,751
Total owners' equity	1,218,259	1,213,863
Total liabilities and owners' equity	$2,561,394	$2,470,614

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Revenues	$498,883	$287,696	$457,328
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	385,113	212,369	339,468
Operating	50,778	40,771	60,772
General and administrative	18,736	17,037	23,710
Depreciation and amortization	23,637	12,636	24,846
Gain on disposal of long-lived assets, net	(58)	(162)	(109)
Total expenses	478,206	282,651	448,687
Earnings from equity method investments	14,962	17,345	12,788
Gain on issuance of common units by equity method investee	8,127	—	26,873
Operating income	43,766	22,390	48,302
Other expenses, net	7,497	27,862	17,646
Income (loss) from continuing operations before income taxes	36,269	(5,472)	30,656
Income tax expense (benefit)	16,526	(54,006)	24,051
Income from continuing operations	19,743	48,534	6,605
Income (loss) from discontinued operations, net of income taxes	(5)	32	(6)
Net income	19,738	48,566	6,599
Less: net income attributable to noncontrolling interests	6,150	5,143	3,319
Net income attributable to SemGroup Corporation	$13,588	$43,423	$3,280
Net income attributable to SemGroup Corporation	$13,588	$43,423	$3,280
Other comprehensive income (loss), net of income taxes	(2,972)	(5,058)	2,752
Comprehensive income attributable to SemGroup Corporation	$10,616	$38,365	$6,032
Net income per common share:
Basic	$0.32	$1.03	$0.08
Diluted	$0.29	$1.03	$0.08
Weighted average shares (thousands):
Basic	42,631	42,070	42,530
Diluted	43,761	42,346	42,888

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Net income	$19,738	$48,566	$6,599
Add: Interest expense	9,227	2,396	9,171
Add: Income tax expense (benefit)	16,526	(54,006)	24,051
Add: Depreciation and amortization expense	23,637	12,636	24,846
EBITDA	69,128	9,592	64,667
Selected Non-Cash Items and Other Items Impacting Comparability	(1,846)	25,911	(6,869)
Adjusted EBITDA	$67,282	$35,503	$57,798
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Gain on disposal of long-lived assets, net	$(58)	$(162)	$(109)
Loss (income) from discontinued operations, net of income taxes	5	(32)	6
Foreign currency transaction loss (gain)	(683)	(167)	(660)
Remove NGL equity earnings including gain on issuance of common units	(11,718)	(6,916)	(26,168)
NGL cash distribution	5,341	4,272	4,952
Employee severance expense	9	—	29
Unrealized loss (gain) on derivative activities	606	(468)	785
Change in fair value of warrants	(980)	25,796	9,406
Depreciation and amortization included within equity earnings	3,450	2,405	2,304
Bankruptcy related expenses	216	—	567
Recovery of receivables written off at emergence	(364)	—	—
Non-cash equity compensation	2,330	1,183	2,019
Selected Non-Cash Items and Other Items Impacting Comparability	$(1,846)	$25,911	$(6,869)

Exhibit 99.1

2014 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)	2014 Guidance(1)
	Low		High
Net income	$79		$93
Add: Interest expense	46		48
Add: Income tax expense	6		8
Add: Depreciation and amortization	86		88
EBITDA	$217		$237
Selected Non-Cash and Other Items Impacting Comparability	28		28
Adjusted EBITDA	$245		$265

Selected Non-Cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings		18
Non-cash equity compensation		10
Selected Non-Cash and Other Items Impacting Comparability		$28

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream